SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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IMCO RECYCLING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

IMCO Recycling Inc.

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders of IMCO Recycling Inc. scheduled to be held at the Central Tower at Williams Square, Twenty-Sixth Floor, La Cima Club, 5215 North O’Connor Blvd., Irving, Texas, on Wednesday, May 7, 2003, commencing at 9:00 A.M., Central Daylight Savings Time. Your Board of Directors and management look forward to greeting those stockholders able to attend in person.

At the meeting, you will be asked to elect two directors to serve until the 2006 Annual Meeting of Stockholders. Your Board of Directors has unanimously nominated these persons for election as directors. You are also being asked to ratify the appointment of Ernst & Young LLP as the Corporation’s independent auditors for 2003. Information concerning the Board nominees and the proposal regarding the Corporation’s independent auditors, as well as other important information, is contained in the accompanying proxy statement. You are urged to read it carefully.

Whether or not you plan to attend in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Corporation will be able to avoid the expense of further solicitation.

On behalf of IMCO’s Board of Directors and employees, thank you for your cooperation and continued support.

Sincerely,

Don V. Ingram

Chairman of the Board

April 7, 2003

IMCO RECYCLING INC.

5215 North O’Connor Blvd., Suite 1500

Central Tower at Williams Square

Irving, Texas 75039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 7, 2003

To the Stockholders of

IMCO Recycling Inc.

The 2003 Annual Meeting of Stockholders of IMCO Recycling Inc. (the Corporation) will be held at the Central Tower at Williams Square, Twenty-Sixth Floor, La Cima Club, 5215 North O’Connor Blvd., Irving, Texas, on Wednesday, May 7, 2003, at 9:00 A.M., Central Daylight Savings Time, for the following purposes:

1.	To elect two Class II directors to hold office until the 2006 Annual Meeting of Stockholders.

2.	To consider and ratify the appointment of Ernst & Young LLP as the Corporation’s independent auditors for 2003.

3.	To transact any other business which properly may be brought before the meeting and any adjournment thereof.

Only holders of record of the Corporation’s common stock at the close of business on March 14, 2003 are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders of record will be open to the examination of any stockholder at the Corporation’s principal executive offices at 5215 North O’Connor Blvd., Suite 1500, Central Tower at Williams Square, Irving, Texas for a period of ten days before the meeting. The meeting may be adjourned from time to time without notice other than by announcement at the meeting.

Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy and return it in the envelope provided. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be signed and returned to ensure that all of your shares will be voted. The proxy card should be signed by you exactly as your stock is registered. If you have already signed and returned your proxy, you may revoke it at any time prior to the meeting, and if you are present at the meeting, you may withdraw it and vote in person. Attendance at the annual meeting is limited to stockholders, their proxies and invited guests of the Corporation.

This Notice, the accompanying Proxy Statement and the enclosed Proxy are sent to you by order of the Board of Directors of the Corporation.

Paul V. Dufour

Secretary

Irving, Texas

April 7, 2003

PROXY STATEMENT

i

IMCO RECYCLING INC.

5215 North O’Connor Blvd., Suite 1500

Central Tower at Williams Square

Irving, Texas 75039

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 7, 2003

SOLICITATION AND REVOCABILITY OF PROXIES

The Board of Directors of the Corporation is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held in Irving, Texas on May 7, 2003 and at any adjournment of the meeting. The Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 7, 2003.

This proxy solicitation is intended to give stockholders the opportunity to vote on the matters set forth in the accompanying Notice of Annual Meeting. The proxy permits stockholders to withhold voting for any or all nominees for election to the Corporation’s Board of Directors and to abstain from voting on any other specified proposal if the stockholder chooses.

All holders of record of shares of the Corporation’s common stock at the close of business on March 14, 2003 (the Record Date) are entitled to notice of and to vote at the meeting. On the Record Date, the Corporation had outstanding 15,354,890 shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote as of the Record Date is necessary to constitute a quorum at the meeting. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, so long as there is a quorum, is required for the election of directors. Approval of any other proposal described in this Proxy Statement requires the affirmative vote of a majority of the votes cast by the stockholders represented at the Annual Meeting, assuming a quorum is present.

With regards to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Under current rules of the New York Stock Exchange (NYSE), brokers who hold shares in street names for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors and the proposal to ratify the appointment of the auditors. Under Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the proposal to ratify the appointment of the independent auditors.

A stockholder has the unconditional right to revoke his or her proxy at any time before it is voted. Any proxy given may be revoked either by a written notice signed and delivered to the Secretary of the Corporation before the proxy is exercised, by signing another proxy or by voting in person at the meeting (although simply attending the Annual Meeting without either signing a ballot or signing another proxy at the meeting will not revoke a proxy). Where a stockholder’s signed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no specification is made, the shares will be voted (i) FOR the nominees for director identified below; and (ii) FOR the ratification of the appointment of Ernst & Young LLP as the Corporation’s independent auditors for 2003.

2004 ANNUAL MEETING

The Board intends to hold the Corporation’s next Annual Meeting of Stockholders on or about May 12, 2004. A Proxy Statement and Notice of this meeting will be mailed to all stockholders approximately one month prior to that date. In order to be eligible for inclusion in the Corporation’s proxy statement for the 2004 Annual Meeting of Stockholders, a proposal of a stockholder must be received by the Corporation at its principal executive offices in Irving, Texas, by December 8, 2003. All stockholder proposals of this nature must comply with Securities and Exchange Commission (SEC) Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act).

In addition, in order for a stockholder proposal to be raised from the floor during next year’s annual meeting, written notice about that proposal must be received by the Corporation by no later than December 8, 2003 and must contain the necessary information required by the Corporation’s bylaws. In order for a stockholder to make a nomination for director at next year’s annual meeting, the stockholder must notify the Corporation not less than 120 days in advance of the date specified in the Proxy Statement for this year’s Annual Meeting. Thus, since April 7, 2003 is specified as the mailing date in this year’s Proxy Statement, in order for any notice concerning nomination to be timely for next year’s annual meeting, it must be received by the Corporation not later than December 8, 2003 (that is, 120 days prior to April 7, 2004). Also, the notice must meet all the other requirements contained in the Corporation’s bylaws for nominating directors. If you would like a copy of the relevant bylaw provisions containing the requirements for making stockholder proposals and nominating candidates for director, please contact the Corporation’s corporate secretary at the executive headquarters of the Corporation. Also, under “Meetings of Directors and Committees—Committee on Directors” you can find information about suggestions for nominations to the Board of Directors.

VOTING AND PRINCIPAL STOCKHOLDERS

At the Record Date, there were outstanding 15,354,890 shares of common stock which were held of record by 381 stockholders. The holders of the common stock have no appraisal or similar rights with respect to any of the matters being voted on at the Annual Meeting.

The following table sets forth certain information as of March 14, 2003, with regard to the beneficial ownership of common stock by (i) all persons known by the Corporation to be the beneficial owner of more than 5% of the outstanding common stock of the Corporation; (ii) each director and nominee for director of the Corporation (see “Election of Directors”); (iii) each named executive officer of the Corporation; and (iv) all executive officers and directors as a group.

Name of Beneficial Owner	Number Of Shares(1)		Shares Underlying Options Exercisable Within 60 Days		Total Beneficial Ownership	Percent of Class

Don V. Ingram	1,810,670	(2)	193,667		2,004,337	12.9%
2200 Ross Ave., Suite 4500-E
L.B. 170
Dallas, Texas 75201

Dimensional Fund Advisors Inc.	1,383,800	(3)	-0-		1,383,800	9.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Laird Norton Financial Group, Inc.	1,204,025	(4)	-0-		1,204,025	7.8%
801 Second Ave., Suite 1600
Seattle, Washington 98104

William Warshauer	1,094,838		-0-		1,094,838	7.1%
80 Lane 530A Lake James
Fremont, Indiana 46737

James C. Cooksey	5,090		12,000		17,090	*

John E. Grimes	2,732		12,000		14,732	*

Dale V. Kesler	369		8,000		8,369	*

Don Navarro	9,075		43,890		52,965	*

Hugh G. Robinson	5,022		12,921		17,943	*

Paul V. Dufour	206,795	(5)	146,500		353,295	2.3%

Richard L. Kerr	94,363	(6)	114,000		208,363	1.4%

William L. Pennington	-0-		16,667		16,667	*

Barry K. Hamilton	5,173		13,500		18,673	*

All Executive Officers and Directors as a group (13 persons, including those Executive Officers and Directors named above)	2,152,421		662,604	(7)	2,815,025	17.6%

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Includes shares of common stock held by wives and minor children of such persons and corporations in which those persons hold a controlling interest.

(2)	Represents 1,621,529 shares owned by Mr. Ingram directly, including 600,000 shares of restricted stock, 63,141 shares owned by Mr. Ingram’s wife and 126,000 shares held by trusts and custodial accounts created for the benefit of Mr. Ingram’s children and relatives. A majority of these shares, except the restricted stock, have been pledged or are held in margin maintenance accounts.

(3)	Information with respect to beneficial ownership of shares of common stock by Dimensional Fund Advisors Inc. is based solely upon the report of that firm on Schedule 13G dated February 13, 2003 as filed with the SEC.

(4)	Information with respect to beneficial ownership of shares of common stock by Laird Norton Financial Group, Inc. (“LNFG”) is based solely upon the report of that firm on Schedule 13G dated February 14, 2003. Wentworth, Hauser & Violich, a wholly owned subsidiary of LNFG, has shared power to vote and dispose of 1,052,025 shares. In addition, 152,000 shares are held by Laird Norton Trust Company, another wholly owned subsidiary of LNFG.

(5)	Includes 160,000 shares of restricted stock.

(6)	Includes 90,000 shares of restricted stock.

(7)	Represents outstanding options under the Corporation’s stock option plans granted to executive officers and directors of the Corporation which are exercisable within 60 days of March 14, 2003.

ELECTION OF DIRECTORS

General

The Certificate of Incorporation of the Corporation provides that the number of directors that constitute the whole Board of Directors shall be fixed from time to time exclusively by the Board of Directors (but cannot be less than three) and that the directors will be divided into three classes as nearly equal in number as possible. The term of office of the Class II Directors expires at this year’s Annual Meeting of Stockholders. The term of office of the Class I Directors expires at the 2004 Annual Meeting of Stockholders and the term of office of the Class III Directors expires at the 2005 Annual Meeting of Stockholders.

The persons named in the proxy will vote FOR Don Navarro and Dale V. Kesler as nominees for election as Class II Directors except where authority has been withheld as to a particular nominee or as to both nominees. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If either nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority for any substitute nominee designated by the Board.

Directors and Nominees for Election to the Board of Directors

NOMINEES

Class II Directors

Name	Age
Don Navarro	58
Dale V. Kesler	63

Don Navarro has served as a director since 1986. Mr. Navarro is the owner and president of Don Navarro Company, a company which provides business and management services to public and private companies, specializing in assisting organizations to develop, refine and implement strategic plans. Mr. Navarro also serves as a director of Optical Switch Corporation, Inc.

Dale V. Kesler was appointed as a director in October 2002. Mr. Kesler retired in 1995 as a partner of the professional accounting firm Arthur Andersen LLP. He served as that firm’s Dallas office accounting and audit division head from 1973-1982 and as the managing partner of the Dallas office from 1983-1994. Mr. Kesler also serves as a director of Elcor Corporation, Triad Hospitals, Inc. and CellStar Corp.

DIRECTORS CONTINUING IN OFFICE

Class I Directors; Present Term Expires in 2004.

Name	Age
Don V. Ingram	67
John E. Grimes	62

Don V. Ingram has served as a director since 1988. He was elected chief executive officer of the Corporation in February 1997 and has served as Chairman of the Board of the Corporation since 1994. Mr. Ingram played the major role in the Corporation’s formation in 1986. Mr. Ingram has been owner and President since 1984 of Summit Partners Management Co., a private investment management company in Dallas. Mr. Ingram is also a director of GRT Corporation.

John E. Grimes has served as a director since 2001. Mr. Grimes retired in July 2000 from his position as President and General Manager of the Dallas/Fort Worth subsidiary of Enterprise Rent A Car, a national rental car company for which he served in various positions since 1971.

Class III Directors; Present Term Expires 2005

Name	Age
Hugh G. Robinson	70
James C. Cooksey	54

Hugh G. Robinson has served as a director since 1999. He is Chairman and Chief Executive Officer of The Tetra Group, Inc., a construction management firm located in Dallas, Texas. He has held that position since 1989. Prior to then, Mr. Robinson was President of Cityplace Development Corporation, a real estate development subsidiary of the Southland Corporation. Mr. Robinson is a former Chairman and Board member of the Federal Reserve Bank of Dallas. Mr. Robinson served as an officer in the United States Army, retiring with the rank of Major General. He is currently a member of the Boards of Directors of Guaranty Federal Savings Bank and Carmax, Inc.

James C. Cooksey has served as a director since 2002. He is the owner of Jackson & Cooksey, Inc., a Dallas, Texas-based corporate real estate advisory firm that he founded in 1981. He is also the founder and principal of Trinity Interests, a real estate management company based in Dallas, Texas. Mr. Cooksey served as Director of the Dallas County Department of Planning, Research and Grants from 1974 through 1980.

The Board recommends that stockholders vote FOR Don Navarro and Dale V. Kesler as nominees for election as Class II Directors at the 2003 Annual Meeting.

MEETINGS OF DIRECTORS AND COMMITTEES

Board Meetings.    The Board held a total of eight meetings in 2002. Each director attended at least 75% of the meetings of the full Board and the committees of which he was a member held during 2002. The Board has established four standing committees to assist it in the discharge of its responsibilities.

Audit Committee.    The Audit Committee’s function is to assist the Board in its role in overseeing the accounting and financial reporting processes of the Company. The Audit Committee is responsible for the oversight of the integrity of the Corporation’s financial statements, reviewing and approving the scope of the annual external audit, monitoring compliance with the Corporation’s standards of business conduct and related policies, the qualifications and independence of its independent accountants, and the performance of its internal audit function. This Committee held six meetings in 2002. The members of the Audit Committee are Mr. Kesler, Chairman, Mr. Cooksey and Mr. Grimes.

Compensation Committee.    The Compensation Committee reviews and recommends the amount and form of compensation and benefits payable to all directors and executive officers. The Compensation Committee establishes the general compensation philosophy of the Corporation, and advises and consults with management regarding the benefit plans and compensation policies and practices of the Corporation. The Committee also administers the Corporation’s stock-based compensation, incentive and benefit plans. This Committee held seven meetings in 2002. The members of the Compensation Committee are Mr. Robinson, Chairman, Mr. Cooksey and Mr. Grimes.

Environmental Committee.    The Environmental Committee was established for the purposes of providing oversight and reviewing, reporting on and making recommendations to the Board regarding the Corporation’s policies concerning environmental, health and safety matters affecting the Corporation. This Committee held one meeting in 2002. The current members of the Environmental Committee are Mr. Ingram, Chairman and Mr. Navarro.

Committee on Directors.    The Committee on Directors was established for the purpose of recommending to the Board nominees for election or reelection as director and to recommend policies regarding certain Board governance issues. The Committee on Directors held two meetings in 2002. The members of the Committee on Directors are Mr. Navarro, Chairman, Mr. Ingram and Mr. Robinson.

The Committee on Directors has traditionally been able to identify from its own sources a sufficient number of qualified candidates for director. However, the Committee will consider suggestions from stockholders of persons to be considered as nominees to fill vacancies on the Board. These suggestions must be sent in writing to the Secretary of the Corporation at the Corporation’s executive headquarters, and must be accompanied by detailed biographical and occupational data on the prospective nominee, along with a written consent of the prospective nominee to the consideration of his or her name. Additionally, there must be no legal impediments to the nominee serving as a director. In any event, the selection of nominees is solely within the discretion of the Board of Directors.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

This Audit Committee Report to Stockholders is not “soliciting material” and is not considered “filed” with the SEC. It is not to be incorporated by reference in any filing made by the Corporation under the Securities Act of 1933 (the Securities Act) or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing.

The Audit Committee is composed of three directors appointed by the Board of Directors and operates under a written charter adopted by the Board. This charter was amended by the Board in March 2003, and a copy of the current charter in effect is attached as Appendix A to this Proxy Statement. The members of the Audit Committee as of the date of this report are Dale V. Kesler (Chairman of the Committee), James C. Cooksey and John E. Grimes. Each member of the Audit Committee is independent, as that term is defined under the current rules of the NYSE for its listed companies.

Management is responsible for the Corporation’s financial reporting process, including its internal accounting and financial controls, its disclosure controls and procedures, the internal audit function, and compliance with the Corporation’s legal and ethics programs, as well as the preparation of consolidated financial statements in conformity with generally accepted accounting principles. The Corporation’s independent auditors are responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and for the issuance of a report on those financial statements. The Audit Committee has relied on management’s representation that the financial statements have been prepared with objectivity and in conformity with accounting principles generally accepted in the U.S., and on the representations of the independent auditors included in their report on the Corporation’s financial statements. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. The Audit Committee’s responsibility is to monitor these processes and report our findings to the full Board.

In this context, the Audit Committee has met and held discussions, both separately and jointly, with management, the Corporation’s internal auditors and Ernst & Young. Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young. Ernst & Young has discussed with the Audit Committee and provided written disclosures to the Committee members on (1) that firm’s independence as required by the Independence Standards Board and (2) the matters required to be communicated by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee reviewed the fees paid to Ernst & Young for audit services compared with the fees paid for other services and concurred with management that the fees paid for other services would not affect the independence of the auditors in performing their audit function.

Based on the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

March 21, 2003.

Dale V. Kesler (Chairman)

James C. Cooksey

John E. Grimes

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

The Compensation Committee of the Board of Directors (the Committee) is comprised of three outside directors who are not current or former employees of the Corporation. The Committee has furnished the following report on executive compensation. The Committee report documents the components of the Corporation’s executive officer compensation programs and describes the compensation philosophy on which 2002 committee compensation determinations were made for the executive officers of the Corporation, including the Chief Executive Officer and the four other executive officers that are named in the Summary Compensation Table in this Proxy Statement (the Named Executive Officers).

Compensation Philosophy and Overall Objectives of Executive Compensation Programs

It is the philosophy of the Corporation that executive compensation should be directly linked to improvements in corporate performance and the creation of long-term stockholder value. The Committee has adopted the following objectives as guidelines for compensation decisions:

•	Provide a competitive total executive compensation package that enables the Corporation to attract and retain key executives,

•	Ensure that all pay programs are aligned with the Corporation’s annual and long-term business objectives and strategy, and

•	Provide variable compensation opportunities that are directly linked with the performance of the Corporation.

In 2002 the Committee engaged an independent consultant to assist the Committee’s deliberations in determining 2002 compensation awards. For 2002, the Corporation’s executive compensation program consisted of three components: (1) base salary, (2) an annual incentive award based on overall company performance, business unit performance and individual performance, and (3) a long-term incentive award that is intended to support the achievement of superior results over time and to align executive officer and stockholder interests. The Committee has the discretion to adjust or modify the final awards of the second and third components of the executive compensation program.

Cash Compensation

Cash compensation components included base salary and the Corporation’s annual incentive compensation plan (the Incentive Plan) cash awards. The base salary of each of the executive officers is determined by an evaluation of the responsibilities of that position and by comparison to the 50th percentile of salaries paid in the competitive market in which the Corporation competes for comparable executive ability and experience. Annually, the performance of each Named Executive Officer is reviewed by the Committee and, in the case of the other executive officers, by the Chief Executive Officer, taking into account the Corporation’s operating and financial results for that year, the contribution of each executive officer to these results, the achievement of goals established for each executive officer at the beginning of each year and competitive salary levels for persons in those positions in the markets in which the Corporation competes. To assist in its deliberations, the Committee is advised by independent compensation consultants in compiling comparable salary and incentive compensation information for a number of representative peer companies in the industry. Following its review of the performance of the Named Executive Officers, the Committee reports their recommendations for salaries and incentive awards to the Board of Directors.

The Corporation implemented the Incentive Plan in 1999. The Committee believes the Incentive Plan should be the principal short-term incentive plan for providing cash bonus opportunities for the Corporation’s executives contingent upon profitability of operating results. The Incentive Plan’s corporate financial targets for 2002 were (i) return on net assets (RONA) compared to the Corporation’s peer group, and (ii) budgeted earnings before interest, taxes, depreciation and amortization (EBITDA).

The Corporation met and exceeded certain Incentive Plan target goals for 2002, and Incentive Plan compensation awards were made to the Named Executive Officers. In December 2002, the Committee approved 2003 EBITDA and RONA target goals. The Committee will continue to review and modify the performance goals for the Incentive Plan as necessary in order to make overall Corporation objectives and expectations compatible with the plan’s objectives of reasonableness, achievability and consistency.

Long Term Incentives

The Committee believes that it is important to align the interests of the Corporation’s executive officers and other key management personnel responsible for the growth of the Corporation with the interests of the Corporation’s stockholders. The Committee believes that this is best accomplished through the provision of stock-based and cash-based long-term incentives that align themselves to enhancing the Corporation’s value. In 2002 the Committee awarded stock options for 375,000 shares of common stock under the Incentive Plan to the Named Executive Officers.

In 2000 the Board adopted, and the stockholders approved, the IMCO Recycling Inc. Performance Share Unit Plan. A total of 155,000 performance share units were awarded to the Named Executive Officers in 2002 for the three-year performance period ending December 31, 2004.

The Committee will continue to review long-term incentives and make recommendations, where it deems appropriate, to the Board of Directors from time to time, to assure that the Named Executive Officers and other key employees are appropriately motivated and rewarded based on the long-term financial success of the Corporation.

Chief Executive Officer Compensation

In determining the compensation of Don V. Ingram, the Chairman and Chief Executive Officer, the Committee considered the Corporation’s operating and financial results for 2002, evaluated Mr. Ingram’s individual performance and contribution to those results and considered the compensation range for other chief executive officers of companies in the industry. Based on that review and assessment, Mr. Ingram’s annual base salary was increased by $35,000, from $525,000 to $560,000, and Mr. Ingram received $217,525 in cash bonus awards under the Incentive Plan.

Mr. Ingram was awarded 75,000 performance share units under the Performance Share Unit Plan. The value of this award, if any, will be based on the achievement of performance goals established for the three-year period ending December 31, 2004. During 2002, the Committee also recommended, and the Board approved, a grant of contractual restricted stock to Mr. Ingram of 200,000 shares. Mr. Ingram also was awarded stock options for 200,000 shares of common stock under the Incentive Plan during 2002.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code disallows a corporation’s tax deduction for compensation paid to its chief executive officer and its named executive officers in excess of $1,000,000 per person. Performance-based compensation and certain other compensation are not subject to this deduction limitation. Neither the Chief Executive Officer nor any of its Named Executive Officers received compensation in excess of this limitation in 2002. The Corporation reviews its compensation plans to minimize potential adverse effects of this legislation. The Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation as performance-based. However, the Committee reserves the authority to award non-deductible compensation under circumstances they consider appropriate and has not adopted a policy that all compensation must be deductible.

Summary

As a result of the concepts incorporated into the Corporation’s compensation program, the Committee believes that the total compensation program for executive officers is competitive with the compensation programs provided by other companies with which the Corporation competes, and is well-designed to provide opportunities to participants that are consistent with the expectations of the Board of Directors and will serve the interests of the stockholders of the Corporation.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

March 21, 2003

Hugh G. Robinson, Chairman

James C. Cooksey

John E. Grimes

The Compensation Committee Report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

STOCK PRICE PERFORMANCE GRAPH

The following performance graph compares the yearly percentage change in the cumulative total stockholder return on the Corporation’s common stock (as measured by dividing: (i) the sum of (A) the cumulative dividends for the measurement period and (B) the difference between the common stock share price at the end and the beginning of the measurement period by (ii) the common stock share price at the beginning of the measurement period) with the cumulative total return assuming reinvestment of dividends of (1) The Standard and Poor’s 500 Index, (2) The Standard and Poor’s Small Cap 600 Index (which includes the Corporation) and (3) an index of peer companies selected by the Corporation consisting of: Wolverine Tube, Inc., Commonwealth Industries, Inc., Mueller Industries, Inc., Century Aluminum Company, Brush Engineered Materials Inc., Titanium Metals Corporation, Commercial Metals Company and Lone Star Technologies Inc. Special Metals Corporation, a former member of the Corporation’s index of peer companies, is no longer publicly traded and is therefore not included in the index for 2002. The companies included in this index of peer companies were selected based on the following factors: (a) their participation in the metals industry, and (b) an asset base of between $400 million and $1.1 billion.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG IMCO RECYCLING INC., THE S & P 500 INDEX

AND THE S & P SMALLCAP 600 INDEX

*	$100 invested on 12/31/97 in stock or index-including reinvestment of dividends. Fiscal year ended December 31.

	Cumulative Total Return
	12/97	12/98	12/99	12/00	12/01	12/02
IMCO RECYCLING INC.	100.00	97.48	81.06	35.42	47.66	54.20
S & P 500	100.00	128.58	155.64	141.46	124.65	97.10
S & P SMALLCAP 600	100.00	98.69	110.94	124.03	132.14	112.81
PEER GROUP	100.00	57.79	77.85	70.00	64.64	49.19

The foregoing graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

REMUNERATION OF DIRECTORS AND OFFICERS

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation paid or accrued by the Corporation to or on behalf of the Corporation’s chief executive officer and each of the other four most highly compensated executive officers of the Corporation and its subsidiaries determined as of the end of the last fiscal year (the Named Executive Officers), for the fiscal years ended December 31, 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

		Annual Compensation								Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus(1)			Other annual Compensation			Restricted Stock Award(s)($)			Securities underlying Options/SARs (#)	All other Compensation(4)

Don V. Ingram Chief Executive Officer and President	2002 2001 2000	$ $ $	525,000 525,000 525,000		$310,750 — —	(2)		— — —		$ $	1,098,000 — 2,125,000	(3) (3)	200,000 25,500 —	$ $ $	41,805 36,338 44,954

Richard L. Kerr Executive Vice President and President, Aluminum Division	2002 2001 2000	$ $ $	300,000 300,000 300,000		$142,274 — —	(2)	$ $ $	40,073 25,900 25,900	(5) (5) (5)	$	— 395,100 —	(3)	80,000 25,500 —	$ $ $	19,018 11,958 13,810

Paul V. Dufour Executive Vice President, Chief Financial Officer and Secretary	2002 2001 2000	$ $ $	292,000 292,000 292,000		$145,294 — —	(2)	$ $ $	47,624 30,780 30,780	(5) (5) (5)	$	— — 850,000	(3)	80,000 25,500 —	$ $ $	18,171 11,227 13,087

W. Lane Pennington Executive Vice President, International	2002 2001 2000	$ $	250,000 41,667 —		$56,500 — —	(2)		— — —			— — —		— 30,000 —		$19,148 — —

Barry K. Hamilton Senior Vice President and President, U.S. Zinc Corporation	2002 2001 2000	$ $ $	196,261 157,570 157,565	$ $ $	82,600 30,795 94,533	(2)		$69,780 — —	(6)		— — —		15,000 21,000 —	$ $ $	5,168 4,520 1,610

(1)	Does not include grants of performance share units. See “– Long-Term Incentive Plans – Awards in 2002” below.
(2)	Amounts represent cash bonus payments made to Named Executive Officers payable in 2003 and 2002 with respect to fiscal year 2002. A portion of the total cash bonus amount is not calculable at the present time and is therefore estimated and subject to adjustment.
(3)	Represents contractual restricted stock grants under award agreements. The Corporation is required to use the closing price per share of its common stock on the date of the grant of the restricted stock award ($5.49 on the NYSE on October 16, 2002 for Mr. Ingram, $5.3125 on the NYSE on October 12, 2000 for Mr. Ingram and Mr. Dufour, and $4.39 on the NYSE on February 1, 2001 for Mr. Kerr) for valuation purposes under this column. These restricted shares cannot be sold or pledged and are subject to forfeiture during their restriction periods. Based on the last reported sales price on December 31, 2002 of common stock on the NYSE of $8.13 per share, Mr. Ingram’s restricted stock holdings had a value of $4,878,000, Mr. Dufour’s restricted stock holdings had a value of $1,300,800 and Mr. Kerr’s restricted stock holdings had a value of $731,700. See “—Employment Agreements” below.
(4)	Represents compensation paid or accrued pursuant to the Corporation’s defined contribution plans and executive life and health insurance programs described below.

Retirement Savings Plan. All of the Named Executive Officers participated in the Corporation’s Retirement Savings Plan, which includes both a profit sharing plan feature and a Section 401(k) plan feature. Messrs. Hamilton and Pennington were not eligible to participate in the profit sharing feature.

The Corporation contributed the following amounts to these plans for the accounts of the Named Executive Officers for 2002, 2001 and 2000:

	2002	2001	2000
Don V. Ingram	$12,438	$4,981	$4,812
Richard L. Kerr	$15,375	$4,700	$3,909
Paul V. Dufourd	$16,000	$6,800	$5,100
William L. Pennington	$8,000	-0-	-0-
Barry K. Hamilton	$5,168	$4,520	$1,610

Executive Life Insurance Programs. The Corporation has entered into split-dollar life insurance agreements with certain of the Named Executive Officers to provide them with death benefits in the following amounts: Mr. Ingram—$3,000,000 and Messrs. Kerr, Dufour and Pennington—$1,000,000 each. The amounts below include the entire dollar amount of the term life portion of each insurance premium and include the present value of the interest-free use of the non-term portion of each premium:

	2002	2001	2000
Don V. Ingram	$29,367	$31,357	$40,142
Richard L. Kerr	$3,643	$7,258	$9,901
Paul V. Dufour	$2,171	$4,427	$7,987
William L. Pennington	$11,148	-0-	-0-
Barry K. Hamilton	-0-	-0-	-0-

No insurance premium amounts under these policies have been paid by the Corporation since April 26, 2002.

(5)	Represents interest forgiven in March 2000, 2001 and 2002 under the terms of the Executive Option Exercise Loan Program. Each of these loans were repaid in full in accordance with their terms during 2002. See “Option Exercises and Holdings—Loan Program” below.
(6)	Represents reimbursement of moving expenses to Mr. Hamilton under the Corporation’s relocation policy paid in May and June, 2002.

Stock Option Grants

OPTION GRANTS IN LAST FISCAL YEAR 2002

Individual Grants
Name	Number of securities underlying options granted (1)(#)	Percent of total options granted to employees in fiscal year(%)	Exercise or base price($/Sh)	Expiration date	Hypothetical Grant Date Value (2)
Don V. Ingram	200,000	31.3	$8.20	12/15/2012	$750,000
Richard L. Kerr	80,000	12.5	$8.20	12/15/2012	$300,000
Paul V. Dufour	80,000	12.5	$8.20	12/15/2012	$300,000
W. Lane Pennington	-0-	—	—	—	—
Barry K. Hamilton	15,000	2.3	$8.20	12/15/2012	$56,250

(1)	All of these options vest in three equal annual increments beginning on the first anniversary of the date of grant.
(2)	The options are valued pursuant to the Black-Scholes valuation model, based upon the following assumptions: (a) expected stock price volatility calculated using monthly changes in stock price since January 1999, resulting in a stock price volatility of 0.452; (b) a risk-free rate of return calculated using the interest rates of five-year U.S. Treasury notes as of the date of the grant, resulting in a risk-free rate of return assumption of 4.66% for options granted on December 15, 2002; (c) a weighted dividend yield assumption of 0.0; and (d) a time of exercise assumption of five years (although the actual option term is ten years, that period was reduced for valuation purposes to reflect the non-transferability, vesting schedule and risk of forfeiture of the options).

Option Exercises and Holdings

General.    No options were exercised by any of the Named Executive Officers during 2002. The following table provides information with respect to the Named Executive Officers concerning unexercised options held as of the end of 2002 under the Corporation’s stock option plans:

AGGREGATED OPTION EXERCISES IN 2002 AND DECEMBER 31, 2002 OPTION VALUES

			Exercisable		Unexercisable
Name	Shares acquired on exercise (#)	Value realized (1)	Number of shares underlying unexercised options at 12/31/02 (#)	Value of unexercised in-the-money options at 12/31/02 ($) (2)	Number of shares underlying unexercised options at 12/31/02 (#)	Value of unexercised in-the-money options at 12/31/02 ($) (2)
D. V. Ingram	-0-	-0-	185,167	$31,790	217,000	$63,580
R. L. Kerr	-0-	-0-	105,500	$31,790	97,000	$63,580
P. V. Dufour	-0-	-0-	138,000	$31,790	97,000	$63,580
W. L Pennington	-0-	-0-	16,667	$34,667	13,333	$21,733
B. K. Hamilton	-0-	-0-	11,500	$15,630	29,000	$31,260

(1)	Value realized would be calculated based on the difference between the option exercise price and the closing market price of the common stock on the date of exercise, multiplied by the number of shares to which the exercise relates.
(2)	The last reported sale price of the Corporation’s common stock on the NYSE composite tape on December 31, 2002 was $8.13 per share.

Loan Program.    During 1998, the Corporation extended loans to certain management employees under the Corporation’s Executive Option Exercise Loan Program. This Exercise Loan Program was designed to facilitate these employees’ ability to exercise their outstanding options and to pay their federal and state taxes realized upon exercise. All loans under the Exercise Loan Program bore interest at the applicable federal rate (determined under U.S. federal income tax regulations), and all loans were secured by the shares purchased from the proceeds of the loans. Interest on each “Tax Loan” was due and payable annually and at maturity. Interest on each “Exercise Loan” was due and payable at maturity. However, on each anniversary date of an Exercise Loan, if the employee had remained employed with the Corporation at that date, 50% of the interest accrued during the most recent year would be forgiven and the portion of the interest not forgiven from the prior year would also be forgiven.

During 2002, the maximum amount of these loans outstanding to two of the Named Executive Officers were as follows: (i) Mr. Kerr, $454,390 (Exercise Loan) and $131,784 (Tax Loan), and (ii) Mr. Dufour, $540,000 (Exercise Loan) and $305,822 (Tax Loan). In addition, during 2002 the Corporation had (i) $105,110 in Exercise Loans outstanding and (ii) $108,817 in Tax Loans outstanding, to one other executive officer who is not a Named Executive Officer.

During 2002, these loans were repaid in accordance with their terms. Under the Exercise Loan Program, participants could repay their loans either in cash or by delivery of shares of common stock having a market value equal to the outstanding indebtedness repaid. On May 9, 2002, Mr. Dufour delivered 79,528 shares of common stock owned by him having a market value of $898,666 to repay his entire outstanding indebtedness of $898,661. Mr. Kerr on May 9, 2002 delivered 48,800 shares of common stock owned by him having a market value of $551,440 to repay a portion of his outstanding indebtedness in the amount of $616,323. On December 12, 2002, Mr. Kerr delivered 9,001 shares of common stock owned by him having a market value of $74,798 to repay the remaining outstanding balance of the indebtedness of $74,798. All loans outstanding to the other executive officer were repaid in a similar manner on May 9, 2002.

Long-Term Incentive Plans—Awards in 2002

The following table shows the performance share unit awards granted to the Named Executive Officers in 2002 under the IMCO Recycling Inc. Performance Share Unit Plan.

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price Plan
Name			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
D.V. Ingram	75,000	01/01/02-12/31/04	$450,000	$2,250,000	$6,750,000
R.L. Kerr	30,000	01/01/02-12/31/04	$180,000	$900,000	$2,700,000
P.V. Dufour	30,000	01/01/02-12/31/04	$180,000	$900,000	$2,700,000
W.L. Pennington	10,000	01/01/02-12/31/04	$60,000	$300,000	$900,000
B.K. Hamilton	10,000	01/01/02-12/31/04	$60,000	$300,000	$900,000

The amounts shown above under the Estimated Future Payouts columns are based upon levels of achievement of performance goals designated by the Compensation Committee for fiscal 2002 grants under the Performance Share Unit Plan. Performance goals for these grants are based in part upon the Corporation’s return on net assets compared to a peer group of companies over the three-year period following date of grant and aggregate earnings before interest, taxes, depreciation and amortization (EBITDA) of the Corporation over this period. The target amount will be earned if the Corporation achieves 100% of the targeted EBITDA performance goals and is in the 60th percentile of the return on net assets achieved by its peer group. The threshold amount will be earned if the Corporation achieves 90% of the targeted EBITDA performance goals and is in the 40th percentile of the return on net assets achieved by its peer group. The maximum award amount will be earned if the Corporation achieves 130% of the targeted EBITDA performance goals and is in the 90th percentile of the return on net assets achieved by its peer group. Based on the Corporation’s results of operations for 2000, 2001 and 2002, no accruals for financial accounting purposes have been made for any payout of any awards made under the Performance Share Unit Plan.

Employment Agreements

The Corporation entered into an employment agreement with Mr. Ingram effective September 1, 2000. The term of the agreement, extended in 2002, expires on September 1, 2003 unless extended. This agreement provides for an annual base salary to Mr. Ingram to be approved by the Board of Directors and provides for Mr. Ingram’s participation in the Corporation’s Incentive Plan, Performance Share Unit Plan, stock option plans and other benefit plans made available to senior executives.

If the employment agreement is terminated by the Corporation without cause (as defined in the agreement) prior to a “change in control” (as defined in the agreement), the Corporation will pay Mr. Ingram in a lump sum no later than the termination date an amount equal to two times Mr. Ingram’s “base amount” (his average annual compensation includible in his income for the five years preceding his termination, determined by reference to Section 280G of the Internal Revenue Code). If Mr. Ingram resigns for “good reason” (as defined in the agreement) before a change in control, the Corporation will pay to Mr. Ingram an amount equal to two and one-half (2.5) times his base amount, payable in installments over a 23-month period following the termination date.

If Mr. Ingram is terminated without cause in connection with a change in control, or he resigns for good reason in connection with a change in control, or if he resigns or is terminated within a 30-day period beginning on the first anniversary date of the change in control, the Corporation will pay Mr. Ingram an amount equal to 2.99 times his base amount, calculated as of the termination date. This amount will be payable to him in a lump sum no later than the date of termination, or in the case of a termination without cause, in installments over a 23-month period following the termination date. In other instances, upon resignation Mr. Ingram will be entitled to receive in installments over a 23-month period severance pay in an amount equal to one times his highest annual base salary in effect over the term of the agreement in certain instances. If he is terminated for cause, he will be entitled to severance pay in an amount up to his annual base salary amount in effect as of the termination date, payable in installments over a 23-month period following termination. The Corporation will be obligated to pay cash tax “gross-up” amounts to Mr. Ingram in the event that he becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as the result of a change in control under Section 280G of the Code.

Under the agreement, Mr. Ingram agreed to certain confidentiality and non-competition obligations and was granted 400,000 shares of restricted stock under a restricted stock award agreement.

The Corporation entered into similar employment agreements with Messrs. Dufour, Kerr and Pennington. The date of Mr. Dufour’s agreement is September 1, 2000, Mr. Kerr’s is February 1, 2001 and Mr. Pennington’s is November 1, 2001. Each agreement is for a two-year term, but is automatically renewable for additional one year terms, unless either party provides prior written notice of termination. These agreements provide for annual base salaries to Mr. Dufour of $292,000 and Mr. Kerr of $300,000. Mr. Pennington’s agreement provides for a base salary as approved by the Corporation. Each agreement provides for participation in the Corporation’s Incentive Plan, Performance Share Unit Plan, stock option plans and other benefit plans made available to senior executives.

The overall terms of Messrs. Dufour’s, Kerr’s and Pennington’s employment agreements are similar to Mr. Ingram’s, except that the amounts paid to Messrs. Dufour, Kerr and Pennington upon termination of employment on the same conditions contained in Mr. Ingram’s agreement are either the same or less. The Corporation is also obligated to pay cash tax “gross-up” amounts to Mr. Dufour or Mr. Kerr in the event that either of them becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as the result of a change in control under Section 280G of the Code. The agreements contain certain confidentiality and non-competition obligations on the part of Messrs. Dufour, Kerr and Pennington. In addition, the agreements provided that Messrs. Dufour and Kerr were granted 160,000 and 90,000 shares, respectively, of restricted stock under restricted stock award agreements. See “—Summary of Cash and Certain Other Compensation.”

Directors’ Compensation

Retainers.    The 1996 Annual Incentive Program provides that an annual retainer in dollars will be set by the Board for each year. For 2002, the annual retainer amount was $24,000. The retainer will be paid in four quarterly installments following the annual meeting of stockholders of the Corporation each year. One-half of the retainer will be paid in shares of common stock, and the remaining one-half will be paid, at the election of the director, in either cash or shares of common stock. The directors make their election on the date of the annual meeting of stockholders of the Corporation. The number of shares to be issued each quarter will be calculated by dividing the amount of the retainer to be paid in stock for that installment by the closing price per share of the common stock as of the close of business on the last trading day of that quarter.

In addition, each director is entitled to receive $1,250 per Board or committee meeting attended and $500 for telephonic meetings. The Chairmen of the Audit and Compensation Committees are to receive an annual cash retainer of $6,000 and $4,000, respectively. The Chairmen of the Committee on Directors and the Environmental Committee are each to receive an annual cash retainer of $2,000. Each director receives an attendance fee of $625 for attending committee meetings occurring on the same date as a Board meeting.

Stock Options.    The Corporation’s 1992 Stock Option Plan provided that each incumbent non-employee director will receive a grant of stock options for 4,000 shares of common stock on the date of the annual meeting of stockholders of the Corporation for that particular year. The exercise price per share would be equal to the closing price per share on the NYSE on the day the annual meeting is held. For a newly-elected or newly-appointed director, the Corporation will grant him or her a stock option for 8,000 shares effective on the date he or she is elected or appointed. The exercise price will be equal to the closing price per share on the NYSE on the date of grant. All options granted will fully vest six months after the date of grant.

In December 2002, the 1992 Stock Option Plan expired. For non-employee director grants in 2003, the Board anticipates granting options under the same terms as described above under the Board’s authority to grant discretionary options under the Corporation’s 1996 Annual Incentive Plan.

Compliance with Section 16(a)

Section 16(a) of the Exchange Act requires the Corporation’s officers, directors and persons who own more than 10% of the Corporation’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms filed by them. Based solely upon the Corporation’s review of those forms furnished to it, the Corporation believes that all filing requirements applicable to the Corporation’s executive officers, directors and 10% stockholders were complied with during 2002, except that

•	Grants of stock options made on December 15, 2002 to Messrs. Ingram, Kerr, Dufour and Hamilton, and to executive officers James B. Walburg, Robert R. Holian and J. Tomas Barrett, were reported five days late; and

•	Mr. Cooksey failed to timely report his open market purchase of 3,000 shares of common stock in March 2002.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

The Board, on the recommendation of its Audit Committee, has selected Ernst & Young LLP as its independent auditors to examine the consolidated financial statements of the Corporation for 2003. Stockholders are being asked to ratify this appointment. The Corporation has been informed that neither Ernst & Young nor any of its partners have any direct financial interest or any material indirect financial interest in the Corporation nor have had any connection during the past three years with the Corporation in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

If the stockholders fail to ratify this selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board and the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Corporation.

During fiscal 2002 and 2001, the Corporation engaged Ernst & Young to provide the following services:

•	Audit Fees—the total fees billed by Ernst & Young for 2002 and 2001 for professional services rendered for the audit of the Corporation’s annual financial statements (including statutory audits of foreign subsidiaries and separate company audits of joint ventures and partnerships) and review of its financial statements included in its Form 10-Qs were $595,200 and $356,275, respectively.

•	Audit-Related Fees—the total fees billed by Ernst & Young in 2002 and 2001 for assurance and related services related to the performance of the audit or review of the Corporation’s financial statements and not reported under “Audit Fees” above, were $277,122 and $63,000, respectively. These services consisted of due diligence on various business ventures and employee benefit plan audits.

•	Tax Fees—the total fees billed in 2002 and 2001 for professional services rendered by Ernst & Young for tax compliance, tax consulting, and tax planning were $64,330 and $8,225, respectively.

•	All Other Fees—the total fees billed by Ernst & Young in 2002 and 2001 for all services provided, other than the services reported above, were $11,055 and $0, respectively. These services consisted of accounting methodology research.

The Audit Committee considered the nature of the services rendered and the non-audit-related services, and did not consider the non-audit services to be incompatible with the auditors’ independence.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The Board recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Corporation’s independent auditors for 2003.

OTHER MATTERS

The Corporation will bear all costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, executive officers and employees of the Corporation, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the common stock, and the Corporation will reimburse these brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

The Board does not know of any business to be presented for consideration at the Annual Meeting other than that stated in the accompanying Notice. It is intended, however, that the persons authorized under the Board’s proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

The Annual Report to Stockholders for the fiscal year ended December 31, 2002, which includes financial statements, accompanies this Proxy Statement. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the annual meeting.

A copy of the Corporation’s annual report on Form 10-K, including financial statements and schedules but not including exhibits, will be furnished to you if you send a written request addressed to IMCO Recycling Inc., Attn: Paul V. Dufour, 5215 N. O’Connor Blvd., Suite 1500, Central Tower at Williams Square, Irving, Texas 75039, telephone (972) 401-7200. The Corporation also will furnish its 10-K annual report to you if you are a “beneficial owner” of its common stock at no charge if you send a written request, addressed to Mr. Dufour, containing a good faith representation that at the Record Date you were a beneficial owner of common stock of the Corporation entitled to vote at the annual meeting of stockholders to be held May 7, 2003. Copies of any exhibit to the Form 10-K will be furnished upon the payment of a reasonable fee.

Information contained in the Proxy Statement relating to the occupations and security holdings of directors and officers of the Corporation is based upon information received from the individual directors and officers.

Please mark, sign, date and return the proxy card at your earliest convenience in the enclosed return envelope. No postage is required if mailed in the United States. A prompt return of your proxy card will be appreciated as it will save the expense of further mailings.

By Order of the Board of Directors

Paul V. Dufour

Secretary

Irving, Texas

April 7, 2003

ANNEX A

CHARTER OF THE

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

IMCO RECYCLING INC.

Purpose

The Audit Committee is a committee of the Board of Directors of IMCO Recycling Inc. Its purpose is to:

•	Assist the Board in fulfilling its oversight responsibilities by:

•	Overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

•	Monitoring the integrity of financial information that will be provided to the shareholders and others and the Company’s compliance with legal and regulatory requirements.

•	Reviewing areas of potential significant financial risk to the Company including evaluation of the system of internal controls and procedures for financial reporting which management and the Board of Directors has established.

•	Monitoring the qualifications and independence of the Company’s external auditors.

•	Monitoring the performance of the Company’s external auditors and internal auditing function.

•	Reporting on all such matters to the Board of Directors.

•	Prepare the report required by the SEC rules to be included in the Company’s annual proxy statement.

Membership & Meetings

•	Committee members shall meet the requirements of the New York Stock Exchange.

•	The Committee shall consist of not less than three members and all members must be directors of the Company, affirmatively determined by the Board of Directors to be independent directors as defined by New York Stock Exchange requirements. Notwithstanding the foregoing, no member of the Committee may be an “affiliated person” of the Company or any of its subsidiaries as defined by the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

•	All members of the Committee shall be financially literate and able to read and understand fundamental financial statements.

•	All members of the Committee shall be determined by the Board to be a “financial expert” as defined by the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder. For purposes of this determination by the Board, the term “financial expert” means a person who has, through education and experience as a public accountant or auditor, or a principal financial officer, controller, or principal accounting officer, of a company that, at the time the person held such position, was required to file reports pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or experience in one or more positions that involve the performance of similar functions (or that results, in the judgment of the Board, in the person’s having similar expertise and experience), the following attributes:

a.	An understanding of generally accepted accounting principles and financial statements;

b.	Experience applying such generally accepted accounting principles in connection with the accounting for estimates, accruals, and reserves that are generally comparable to the estimates, accruals and reserves, if any, used in the Company’s financial statements;

c.	Experience preparing or auditing financial statements that present accounting issues that are generally comparable to those raised by the Company’s financial statements;

d.	Experience with internal controls and procedures for financial reporting; and

e.	An understanding of audit committee functions.

•	The Committee shall meet at least four times each year.

•	The Committee should meet privately in executive session at least quarterly with the Vice President of Audit Services (or any other officer of the Company having overall responsibility at the time in question for the Company’s internal auditing function) and the external auditors to discuss any matters that the Committee believes should be discussed.

•	Director’s fees shall be the only compensation a Committee member shall be permitted to receive from the Company. Without limiting the foregoing, no member of the Committee may accept any compensatory fees (other than director’s fees), consulting or advisory fees from the Company.

Duties & Responsibilities

General

•	Consider, in consultation with the external and internal auditors, the audit scope and plan for the Company.

•	Review with management and the external auditors the Company’s annual and quarterly financial results prior to release of earnings. Discuss certain matters required to be communicated to audit committees in accordance with Statement of Auditing Standards (SAS) No. 61.

•	Meet separately with each of management, the external auditors and the internal auditors, at least quarterly, to review the integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements, including, without limitation, a review of significant issues concerning litigation, contingencies, claims, or assessments and all material accounting issues that require disclosure in the financial statements. This review should include a discussion of recent FASB or other regulatory agency pronouncements that have a material impact on the organization.

•	Review analyses prepared by management and/or the external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effect of alternative GAAP methods on the Company’s financial statements and review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

•	Review and discuss with management and the external auditors filings with the SEC and other published documents containing the Company’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the Company’s financial statements.

•	Review the Company’s policies relating to compliance with laws and regulations; the Company’s Code of Conduct; ethics; officers’ expense accounts, perquisites, and use of corporate assets; conflict of interest and the investigation of misconduct or fraud.

•	Review legal and regulatory matters that may have a material impact on the Company’s financial statements, the Company’s related compliance policies and programs and reports received from regulators.

•	Annually, prepare a report to the shareholders as required by the Securities and Exchange Commission (“SEC”). The report should be signed by the chair of the Committee and included in the Company’s annual proxy statement.

•	State in the Company’s annual proxy statement that the Committee has adopted a written carter, and include a copy at least every three years.

•	Conduct an annual performance valuation of the Committee.

•	Review the Committee charter annually and recommend modifications to the Board as needed.

•	Review earnings press releases paying particular attention to any use of “pro forma”, or “adjusted” non-GAAP information, and discuss financial information and earnings guidance provided to analysts and rating agencies.

•	Obtain advice and assistance from outside legal, accounting or other advisors, as appropriate, in the sole discretion of the Committee and determine the fees to be paid to any such advisors.

•	Discuss guidelines and policies with respect to risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Report regularly to the Board of Directors on any issues arising with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the qualifications, performance and independence of the external auditors, or the performance of the internal auditing function.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Receive and respond to any report of evidence material violation of securities law or breach of fiduciary duty or similar violation by the Company or agent thereof which may be received from an attorney for the Company pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

Management

•	Review and discuss with management and the external auditors the Company’s annual and quarterly financial statements and the “Management’s Discussion and Analysis” section of the Company’s annual and quarterly reports filed with the SEC.

•	Monitor major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and instances where management seeks second opinions on significant accounting matters.

•	Review management’s evaluation of the adequacy of the design and operation of the Company’s internal controls and procedures for financial reporting, any significant deficiencies or material weaknesses in such controls and procedures which could adversely affect the Company’s ability to timely record, process, summarize and report financial information required to be disclosed by the Company in the reports it files under the Exchange Act, and the extent to which recommendations made by management, the external auditors and the internal auditors in light of any such deficiencies or weaknesses have been implemented.

Internal Auditors

•	Review the services provided by the internal auditing function, including:

•	The planned scope for the internal audit program, its objectives, and the staff required to attain these objectives.

•	Reports that detail the activities of the internal auditing function.

•	The working relationship between the internal auditing department and the external auditors.

•	The appointment and termination of the Vice President of Audit Services (review and approve).

•	Provide for periodic quality assurance reviews to ensure that the internal auditing function is operating in accordance with The IIA’s Standards for Standards for the Professional Practice of Internal Auditing.

External Auditors

•	Retain and terminate the external auditors subject, if applicable, to ratification by the Company’s shareholders.

•	Review and have sole authority to approve the annual external audit engagement fees and terms, as further described under “Preapproval of Audit and Non-Audit Services” below.

•	Review and approve in advance the scope of non-audit professional services to be performed by the external auditors (to the extent such non-audit services may lawfully be performed under the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder) as well as the related fees, and consider the possible effect that these services could have on the independence of such external auditors.

•	Review the qualifications, performance and independence of the external auditors and to this end, obtain and review annually a report by the external auditors describing:

•	the external auditors’ internal quality control procedures

•	any material issues raised by the most recent internal quality-control review or peer-review, or the external auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding 5 years; and

•	all relationships between the external auditors and the Company.

•	Report to the full Board of Directors annually on the Committee’s conclusions with respect to the qualification, performance and independence of the external auditors.

•	Review with the external auditors any audit problems or difficulties and management’s response. Such review shall cover any restrictions on the scope of the external auditors’ activities or on access to requested information, any significant disagreements with management, any accounting adjustments that were noted or proposed by the external auditors but were “passed” (as immaterial or otherwise), any communications between the external auditors and the external auditors’ national office respecting auditing or accounting issues presented by the engagement and any “management” or “internal control” letter issued, or proposed to be issued, by the external auditors to the Company, and discuss with the external auditors the responsibilities, budget and staffing of the Company’s internal auditing function.

•	Set clear hiring policies for employees or former employees of the external auditors.

Preapproval of Audit and Non-Audit Services

•	The Committee shall approve in advance all auditing services (including without limitation the provision of comfort letters in connection with securities underwritings) and, other than as provided below, non-audit services provided to the Company by the external auditors to the extent such non-audit services may be lawfully provided pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

•

The Committee need not preapprove the provision of non-audit services if (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5% of the total amount of revenues paid by the Company to its external auditors during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant the preapprovals described above. The preapproval decisions of any such designated members shall be presented to the Committee at its scheduled meetings.

•	Approval by the Committee of any non-audit services by the external auditors shall be disclosed in the Company’s periodic reports filed with the SEC.

•	The terms “audit” and “non-audit services” shall have the meanings assigned to them in the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

REVOCABLE PROXY

IMCO RECYCLING INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Don V. Ingram and Paul V. Dufour; or either of them, each with full power of substitution, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of IMCO Recycling Inc. (the “Corporation”) to be held on Wednesday, May 7, 2003, at the Central Tower at Williams Square, Twenty-Sixth Floor, LaCima Club, 5215 North O’Connor Blvd., Irving, Texas, at 9:00 A.M., Central Daylight Savings Time, and at any and all adjournments and postponements thereof (the “Annual Meeting”), including (without limiting the generality of the foregoing) to vote and act on the matters as set forth on the reverse side.

This Proxy will be voted at the Annual Meeting and any adjournments or postponements thereof as specified. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE AND FOR PROPOSAL 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be signed on the other side)

<    FOLD AND DETACH HERE    <

Dear Stockholder(s):

Enclosed you will find material relating to the Corporation’s 2003 Annual meeting of Stockholders. The Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

IMCO Recycling Inc.

Please Mark Here for Address Change or Comment SEE REVERSE SIDE	☐

1.	ELECTION OF DIRECTORS						FOR	AGAINST	ABSTAIN
	The election of the following nominees to the Board of Directors as Class II Directors, unless otherwise indicated below.				2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Corporation for 2003.	☐	☐	☐

	FOR ☐	AGAINST ☐	Nominees:	01 Don Navarro 02 Dale V. Kesler	3.	In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

IN THE EVENT THE UNDERSIGNED WISHES TO WITHHOLD AUTHORITY TO VOTE FOR ANY PARTICULAR NOMINEE OR NOMINEES LISTED ABOVE, PLEASE SO INDICATE BY CLEARLY AND NEATLY LINING THROUGH OR STRIKING OUT THE NAME OF SUCH NOMINEE OR NOMINEES.

Please complete, date, sign and mail this Proxy promptly in the enclosed envelope. No postage is required for mailing in the United States.

Dated: 2003

Signature(s)

Signature(s)

IMPORTANT: Please date the Proxy and sign exactly as your name appears in the Proxy. If shares are held by joint tenants, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

<    FOLD AND DETACH HERE    <

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/imr		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

			OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.